Exhibit 99.1

ADT REPORTS THIRD QUARTER 2020 RESULTS

Record customer retention and revenue payback
Grew U.S. RMR additions and net subscribers for both Q3 and year to date
Accelerating launch of professionally installed, co-branded offering with Google into 2021
Developing ADT-owned, next-generation residential technology platform
Providing improved 2020 full year outlook

BOCA RATON, Fla. – Nov. 5, 2020 – ADT Inc. (NYSE: ADT), a leading provider of security, automation, and smart home solutions serving consumer and business customers in the United States, today reported results for its third quarter of 2020.
THIRD QUARTER 2020 HIGHLIGHTS COMPARED TO PRIOR YEAR(1)
•Total revenue of $1,299 million, compared to $1,301 million
•Net loss of $113 million, compared to $182 million ($107 million in Q2’2020)
•Year to date net cash provided by operating activities of $993 million, compared to $1,459 million
•Year to date net cash used in investing activities of $800 million, compared to $1,157 million
•Year to date net cash provided by financing activities of $249 million, compared to cash used of $510 million
•Adjusted EBITDA of $564 million, compared to $624 million ($563 million in Q2’2020)
•Year to date Adjusted Free Cash Flow of $532 million, compared to $459 million
•Trailing twelve-month revenue payback improved to 2.2 years from 2.4 years
•Trailing twelve-month gross customer revenue attrition of 12.9%, an improvement of 60 bps

“ADT delivered strong financial and operating results during the third quarter. We improved our revenue payback and customer retention to record levels, grew RMR additions and increased our subscribers. These improvements came while delivering solid financial results and ensuring we continue to prioritize the well-being of our employees and customers” stated Jim DeVries, ADT’s President and CEO. “Importantly, we are making good progress on numerous strategic initiatives. Our partnership with Google is off to a very strong start and we have worked together to accelerate selected offerings to customers in 2021. We also continue to enjoy strong momentum in our core business. Our consumer financing program has been well received, we’re generating record sales in our DIY channel, the Defenders acquisition is helping to drive growth and efficiency, and we continue to strengthen our capabilities to best serve our commercial customers.”

THIRD QUARTER 2020 RESULTS(1)
Total revenue was $1,299 million, compared to $1,301 million a year ago. Monitoring and related services revenue (“M&S revenue”) was down $48 million or 4%, reflecting the sale of ADT Canada in November 2019, offset by an increase in recurring monthly revenue ("RMR") in the U.S. as a result of an improvement in average prices. Installation and other revenue increased $46 million or 22%, as a result of a higher installation revenue to residential customers due to the Defenders acquisition, partially offset by lower installation revenue to commercial customers as a result of COVID-19 and the sale of ADT Canada.
The Company reported a net loss of $113 million, compared to prior year’s net loss of $182 million. In addition to the items discussed above, net of the associated costs of revenue, net loss decreased as a result of (i) the sale of ADT Canada’s impact on goodwill impairment, loss on sale of business, depreciation and amortization, and operating expenses, partially offset by (ii) an increase in operating expenses associated with Defenders and (iii) charges associated with current period financing transactions. Diluted net loss per share of common stock was $(0.15) compared to $(0.25) a year ago, and diluted net loss per share of Class B common stock was $(0.07). Diluted net loss per share before special items was $(0.08) versus $(0.02) in the prior year.
Adjusted EBITDA was $564 million, compared to $624 million a year ago and $563 million in the second quarter of 2020. The decrease in Adjusted EBITDA from the prior year period was driven by the impact from the Defenders acquisition, the sale of ADT Canada, and lower volume of commercial transactions due to COVID-19. A higher volume of residential outright sale transactions and spending controls partially offset the decrease.
Trailing twelve-month customer revenue payback improved to a record 2.2 years from 2.4 years in the third quarter of 2019. The improvement was a result of higher installation revenue, efficient marketing, sales and installation spend, and other productivity actions.
Record trailing twelve-month gross customer revenue attrition was 12.9%, an improvement of approximately 60 basis points year-over-year and 20 basis points sequentially. The improvement was primarily due to fewer customer relocations and the benefit of customer retention initiatives.
Year to date net cash provided by operating activities was $993 million, compared to $1,459 million in the prior year. The decrease in cash flows provided by operating activities was primarily due to (i) an increase in selling, general and administrative expenses largely due to the Defenders acquisition, (ii) an increase in the volume of transactions in which equipment was sold outright to residential customers, (iii) the sale of ADT Canada, (iv) $81 million related to the settlement of a pre-existing relationship in connection with the Defenders acquisition, and (v) an increase in interest payments of $40 million due to changes to the timing and amount of interest payments as a result of the Company’s recent financing transactions. The remainder of the activity in cash flows provided by operating activities related primarily to changes in assets and liabilities due to the volume and timing of other operating cash receipts and payments with respect to when the transactions are reflected in earnings.
Year to date net cash used in investing activities was $800 million, compared to $1,157 million in the prior year. The decrease in cash flows used in investing activities was primarily due to a decrease in the volume of dealer and bulk account purchases and an advance payment received for dealer charge-backs in connection with the Defenders acquisition, a decrease in the volume of subscriber system asset expenditures as a result of a temporary change in ownership for residential transactions and the sale of

ADT Canada, and proceeds from the sale of a strategic investment. These decreases were partially offset by an increase in cash used for business acquisitions, net of cash acquired, of $87 million primarily driven by the Defenders acquisition.
Year to date net cash provided by financing activities was $249 million and primarily consisted of $450 million of proceeds associated with the issuance of Class B common stock and $41 million of net proceeds under the Company’s consumer receivables facility. These cash inflows were partially offset by $108 million related to the net repayments of long-term borrowings, $80 million related to dividend payments on common stock, and $28 million related to the payment of deferred financing fees. In the prior year, net cash used in financing activities was $510 million and consisted primarily of $272 million related to the net repayments of long-term borrowings, $150 million related to repurchases of common stock, $53 million related to the payment of deferred financing fees, and $34 million related to dividend payments on common stock.
Year to date Adjusted Free Cash Flow was $532 million, up from $459 million in the prior year period. The improvement was driven primarily by lower spending on net subscriber acquisition costs, including receipt of net proceeds under the Company’s consumer receivables facility, and by lower capital expenditures. The improvement was partially offset by lower Adjusted EBITDA, an increase in cash interest as a result of changes to the timing of interest payments, the timing of certain working capital items, and higher cash taxes.

HIGHLIGHTS
ADT + Google Long-Term Commercial Agreement – In August, ADT and Google entered into a long-term partnership to create the next generation of smart home security offerings. The partnership will combine Nest’s award-winning hardware and services, powered by Google’s machine learning technology, with ADT’s installation, service, and professional monitoring network and new, end-to-end platform under development to create a more helpful smart home and integrated experience for customers across the United States. The future ADT + Google helpful home security solution is expected to advance smart home offerings and attract new consumers seeking premium technology, end-to-end smart home service, and trusted security. Each company has committed an additional $150 million, subject to the achievement of certain milestones, to be used for co-marketing, product development, technology, and employee training to advance the partnership.
Google Equity Investment in ADT – The previously announced $450 million investment by Google in ADT closed on September 17, 2020. The investment resulted in ADT issuing 54,744,525 shares of a newly created Class B common stock that is convertible, subject to certain conditions, on a one-for-one basis into shares of ADT common stock, and that has all of the rights and preferences of ADT common stock except for the right to vote on the election, appointment, or removal of directors. As of the closing date, Google held approximately 6.6% of ADT’s issued and outstanding shares of common stock on an as-converted basis. Proceeds will be used to reduce debt and fund growth over time.
Next Generation ADT-owned Platform – The Company today announced development work is underway on a planned next generation professional security and home automation technology platform being built by ADT in coordination with Google. The differentiated platform will leverage artificial intelligence and machine learning, including intelligent alarm and video verification, to improve ADT’s security offering and create a more connected, helpful home.

Homebuilder D.R. Horton and ADT Help Protect More Families – In July, ADT was named the premier provider of smart home security and automation services for D.R. Horton, the country’s largest homebuilder by volume. As a part of a long-term agreement, D.R. Horton homes are being equipped through ADT’s dealer channel with industry leading smart home products and delivered ADT security-ready. Homeowners who choose ADT monitoring can seamlessly connect their smart home security system and connected devices with the easy-to-use ADT mobile app and use voice control features for simple, hands-free operation.
Blue by ADT DIY Smart Home Security System Launches – ADT expanded its DIY product lineup in September to offer a fully customizable DIY smart home security solution. Blue by ADT is a flexible, expandable DIY system that allows customers to design a smart home security system customizable to their individual needs while simultaneously offering the peace of mind that comes with ADT’s professional monitoring capabilities. The Blue by ADT DIY comprehensive smart home security solution includes a smart home hub with integrated keypad, indoor, outdoor and doorbell cameras, door and window sensors, motion sensors, and a combination flood and temperature sensors.
Quarterly Dividend and Capital Structure Update – Effective November 5, 2020, the Company’s board of directors declared a cash dividend of $0.035 per share to holders of the Company’s common stock and Class B common stock of record as of December 21, 2020. This dividend will be paid on January 4, 2021. In addition, the Company announced that it is planning a minimum $300 million debt paydown in the fourth quarter of 2020.

2020 UPDATED FINANCIAL OUTLOOK (2)

Based on the strength of the third quarter results, the Company is updating its financial guidance as summarized below.

(in millions)	2020 Prior Guidance	2020 Updated Guidance
Total Revenue	$5,050 - $5,300	$5,200 - $5,350
Adjusted EBITDA	$2,100 - $2,200	$2,150 - $2,225
Adjusted Free Cash Flow	$625 - $725	$650 - $725

The Company is not providing a quantitative reconciliation of its updated financial outlook for Adjusted EBITDA and Adjusted Free Cash Flow to net income (loss) and net cash provided by operating activities, which are their respective corresponding GAAP measures, because these GAAP measures that are excluded from the Company’s non-GAAP financial outlook are difficult to reliably predict or estimate without unreasonable effort due to their dependence on future uncertainties, such as special items discussed below under the heading — “Non-GAAP Measures—Adjusted EBITDA” and “Non-GAAP Measures—Adjusted Free Cash Flow.” Additionally, information that is currently not available to the Company could have a potentially unpredictable and potentially significant impact on its future GAAP financial results.
____________________________

(1)
All variances are year-over-year unless otherwise noted. Adjusted EBITDA, Adjusted Free Cash Flow, and Diluted Net Income (Loss) per share before special items are non-GAAP measures. Refer to the “Non-GAAP Measures” section for the definitions of these terms and reconciliations to the most comparable GAAP measures. The operating metrics Gross Customer Revenue Attrition, Unit Count, RMR, RMR additions, and Revenue Payback are approximated as there may be variations to reported results in each period due to certain adjustments the Company might make in connection with the integration over several periods of acquired companies that calculated these metrics differently, or otherwise, including periodic reassessments and refinements in the ordinary course of business. These refinements, for example, may include changes due to systems conversion or historical methodology differences in legacy systems. Record performance on metrics reflect measurements made since the formation of ADT Inc. in 2015.

(2)
Guidance excludes 3G and Code-Division Multiple Access (“CDMA”) radio conversion costs. There are many variables involved in those costs, including retention levels, system upgrade rates, revenue opportunities, cost-sharing opportunities, and possible technology solutions. The Company continues to estimate the range of net costs for this replacement program at $200 million to $325 million, of which ADT incurred $49 million through September 30, 2020. ADT expects to incur $50 million to $75 million of net costs during 2020, of which the Company has incurred $24 million for the nine months ended September 30, 2020. These amounts and ranges are net of any revenue the Company collects from customers associated with these radio replacements and cellular network conversions.

Media Inquiries:	Investor Relations:
Paul Wiseman - ADT paulwiseman@adt.com	Derek Fiebig - ADT tel: 561.226.2892 derekfiebig@adt.com

Conference Call
Management will discuss the Company’s third quarter of 2020 results during a conference call and webcast today beginning at 5:00 p.m. (ET). The conference call can be accessed as follows:
•By dialing 1-877-252-4460 (domestic) or 1-212-231-2934 (international) and requesting the ADT Third Quarter 2020 Earnings Conference Call
•Live webcast accessed through ADT’s website at investor.adt.com

An audio replay of the conference call will be available from approximately 8:00 p.m. ET on November 5, 2020, until 11:59 p.m. ET on November 19, 2020, and can be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international), and providing the passcode, 21971113 or by accessing ADT's website at investor.adt.com. A slide presentation highlighting the Company’s results will also be available on the Investor Relations section of the Company’s website. From time to time, the Company may use its website as a channel of distribution of material Company information. Financial and other material information regarding the Company is routinely posted on and accessible at investor.adt.com.

About ADT Inc.

ADT is a leading provider of security, automation, and smart home solutions serving consumer and business customers through more than 300 locations, 9 owned and operated monitoring centers, and the largest network of security professionals in the United States. The Company offers many ways to help protect customers by delivering lifestyle-driven solutions via professionally installed, do-it-yourself, mobile, and digital-based offerings for residential, small business, and larger commercial customers. For more information, please visit www.adt.com or follow us on Twitter, LinkedIn, Facebook, and Instagram.

NON-GAAP MEASURES
To provide investors with additional information in connection with our results as determined in accordance with generally accepted accounting principles in the United States (“GAAP”), we disclose Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow, Adjusted Free Cash Flow, Net Income (Loss) before special items, and Diluted Net Income (Loss) per share before special items as non-GAAP measures. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income, operating income, cash flows, or any other measure calculated in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies.
Adjusted EBITDA
We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about our operating profitability adjusted for certain non-cash items, non-routine items that we do not expect to continue at the same level in the future, as well as other items that are not core to our operations. Further, we believe Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures.
We define Adjusted EBITDA as net income or loss adjusted for (i) interest, (ii) taxes, (iii) depreciation and amortization, including depreciation of subscriber system assets and other fixed assets and amortization of dealer and other intangible assets, (iv) amortization of deferred costs and deferred revenue associated with subscriber acquisitions, (v) share-based compensation expense, (vi) merger, restructuring, integration, and other, (vii) losses on extinguishment of debt, (viii) radio conversion costs, (ix) financing and consent fees, (x) foreign currency gains/losses, (xi) acquisition related adjustments, and (xii) other charges and non-cash items.
There are material limitations to using Adjusted EBITDA. Adjusted EBITDA does not take into account certain significant items, including depreciation and amortization, interest, taxes, and other adjustments which directly affect our net income or loss. These limitations are best addressed by considering the economic effects of the excluded items independently and by considering Adjusted EBITDA in conjunction with net income or loss as calculated in accordance with GAAP. The Adjusted EBITDA discussion above is also applicable to its margin measure, which is calculated as Adjusted EBITDA as a percentage of monitoring and related services revenue.

Free Cash Flow
We believe that the presentation of Free Cash Flow is appropriate to provide additional information to investors about our ability to repay debt, make other investments, and pay dividends.
We define Free Cash Flow as cash flows from operating activities less cash outlays related to capital expenditures. We define capital expenditures to include accounts purchased through our network of authorized dealers or third parties outside of our authorized dealer network; subscriber system asset expenditures; and purchases of property and equipment. These items are subtracted from cash flows from operating activities because they represent long-term investments that are required for normal business activities.
Free Cash Flow adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Free Cash Flow is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Free Cash Flow in combination with the cash flows as calculated in accordance with GAAP.
Adjusted Free Cash Flow
We define Adjusted Free Cash Flow as Free Cash Flow adjusted for payments related to (i) net cash flow associated with our consumer receivables facility, (ii) financing and consent fees, (iii) restructuring and integration, (iv) integration related capital expenditures, (v) radio conversion costs, and (vi) other payments or receipts that may mask our operating results or business trends. As a result, subject to the limitations described below, Adjusted Free Cash Flow is a useful measure of our cash flow attributable to our normal business activities, inclusive of the net cash flows associated with the acquisition of subscribers, as well as our ability to repay other debt, make other investments, and pay dividends.
Adjusted Free Cash Flow adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Adjusted Free Cash Flow is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Adjusted Free Cash Flow in combination with the GAAP cash flow numbers.
During the second quarter of 2020, Free Cash Flow before special items was renamed Adjusted Free Cash Flow to reflect the net cash flow associated with our consumer receivables facility, which supports our consumer financing program that launched nationally in 2020. The inclusion of the net cash flow associated with our consumer receivables facility represents the only revision to Free Cash Flow before special items.

Net Income (Loss) before special items and Diluted Net Income (Loss) per share before special items
Net Income (Loss) before special items is defined as net income (loss) adjusted for (i) merger, restructuring, integration, and other, (ii) financing and consent fees, (iii) foreign currency gains/losses, (iv) losses on extinguishment of debt, (v) radio conversion costs, (vi) share-based compensation expense, (vii) the change in the fair value of interest rate swaps not designated as hedges, (viii) acquisition related adjustments, (ix) other charges and non-cash items, and (x) the impact these adjusted items have on taxes.
Diluted Net Income (Loss) per share before special items is Net Income (Loss) before special items divided by diluted weighted-average shares outstanding of common stock. In periods of net loss, diluted weighted-average shares outstanding of common stock does not include the assumed conversion of Class B common stock to shares of common stock as the results would be anti-dilutive.
We believe that Net Income (Loss) before special items and Diluted Net Income (Loss) per share before special items are benchmarks used by analysts and investors who follow the industry for comparison of its performance with other companies in the industry, although our measures may not be directly comparable to similar measures reported by other companies.
The limitation of these measures is that they exclude the impact (which may be material) of items that increase or decrease our reported operating income, operating margin, net income (loss), and diluted net income (loss) per share of common stock and Class B common stock. This limitation is best addressed by using the non-GAAP measures in combination with the most comparable GAAP measures in order to better understand the amounts, character, and impact of any increase or decrease on reported results.
Refer to the Company’s Quarterly Reports on Form 10-Q for further discussion regarding the computation of diluted weighted-average shares outstanding of common stock.

FORWARD-LOOKING STATEMENTS
ADT has made statements in this press release and other reports, filings, and other public written and verbal announcements that are forward-looking and therefore subject to risks and uncertainties, including under the heading 2020 Updated Financial Outlook. All statements, other than statements of historical fact, included in this document are, or could be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are made in reliance on the safe harbor protections provided thereunder. These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions, our ability to successfully respond to the challenges posed by the COVID-19 pandemic, our strategic partnership and ongoing relationship with Google, the expected timing of product commercialization with Google or any changes thereto, the successful internal development, commercialization and timing of our next generation platform and other matters. Any forward-looking statement made in this press release speaks only as of the date on which it is made. ADT undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. Forward-looking statements can be identified by various words such as “expects,” “intends,” “will,” “anticipates,” “believes,” “confident,” “continue,” “propose,” “seeks,” “could,” “may,” “should,” “estimates,” “forecasts,” “might,” “goals,” “objectives,” “targets,” “planned,” “projects,” and similar expressions. These forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to management. ADT cautions that these statements are subject to risks and uncertainties, many of which are outside of ADT’s control, and could cause future events or results to be materially different from those stated or implied in this document, including among others, risk factors that are described in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	September 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$489	$49
Accounts receivable, net	290	287
Inventories, net	155	104
Work-in-progress	45	34
Prepaid expenses and other current assets	200	151
Total current assets	1,180	625
Property and equipment, net	324	329
Subscriber system assets, net	2,650	2,739
Intangible assets, net	6,047	6,670
Goodwill	5,217	4,960
Deferred subscriber acquisition costs, net	611	513
Other assets	337	248
Total assets	$16,366	$16,084

Liabilities and stockholders' equity
Current liabilities:
Current maturities of long-term debt	$69	$58
Accounts payable	273	242
Deferred revenue	341	342
Accrued expenses and other current liabilities	566	477
Total current liabilities	1,249	1,120
Long-term debt	9,675	9,634
Deferred subscriber acquisition revenue	768	674
Deferred tax liabilities	1,003	1,166
Other liabilities	531	305
Total liabilities	13,228	12,899

Total stockholders' equity	3,138	3,184
Total liabilities and stockholders' equity	$16,366	$16,084
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Monitoring and related services	$1,046	$1,094	$3,133	$3,249
Installation and other	253	207	867	578
Total revenue	1,299	1,301	4,000	3,827
Cost of revenue (exclusive of depreciation and amortization shown separately below)	358	357	1,142	1,021
Selling, general and administrative expenses	411	379	1,278	1,048
Depreciation and intangible asset amortization	473	506	1,440	1,503
Merger, restructuring, integration, and other	(6)	10	115	23
Goodwill impairment	—	45	—	45
Loss on sale of business	—	55	1	55
Operating income (loss)	63	(51)	24	132
Interest expense, net	(157)	(152)	(569)	(466)
Loss on extinguishment of debt	(49)	(15)	(115)	(103)
Other income	2	—	7	3
Loss before income taxes	(141)	(218)	(654)	(434)
Income tax benefit	28	36	133	82
Net loss	$(113)	$(182)	$(520)	$(352)

Net (loss) income per share - basic:
Common stock	$(0.15)	$(0.25)	$(0.68)	$(0.47)
Class B common stock	$0.05	$—	$(0.10)	$—

Weighted-average shares outstanding - basic:
Common stock	761	740	760	749
Class B common stock	8	—	3	—

Net loss per share - diluted:
Common stock	$(0.15)	$(0.25)	$(0.68)	$(0.47)
Class B common stock	$(0.07)	$—	$(0.44)	$—

Weighted-average shares outstanding - diluted:
Common stock	761	740	760	749
Class B common stock	17	—	6	—
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	For the Nine Months Ended
	September 30, 2020	September 30, 2019
Cash flows from operating activities:
Net loss	$(520)	$(352)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and intangible asset amortization	1,440	1,503
Amortization of deferred subscriber acquisition costs	70	59
Amortization of deferred subscriber acquisition revenue	(90)	(79)
Share-based compensation expense	75	65
Deferred income taxes	(147)	(86)
Provision for losses on receivables and inventory	99	42
Loss on extinguishment of debt	115	103
Goodwill impairment	—	45
Loss on sale of business	1	55
Unrealized loss on interest rate swap contracts	90	9
Other non-cash items, net	103	95
Changes in operating assets and liabilities, net of the effects of acquisitions and dispositions:
Deferred subscriber acquisition costs	(170)	(148)
Deferred subscriber acquisition revenue	125	202
Other, net	(196)	(54)
Net cash provided by operating activities	993	1,459
Cash flows from investing activities:
Dealer generated customer accounts and bulk account purchases	(265)	(514)
Subscriber system asset expenditures	(273)	(431)
Purchases of property and equipment	(112)	(120)
Acquisition of businesses, net of cash acquired	(182)	(95)
Sale of business, net of cash sold	(2)	—
Other investing, net	34	4
Net cash used in investing activities	(800)	(1,157)
Cash flows from financing activities:
Proceeds from issuance of common stock	450	—
Proceeds from long-term borrowings	2,640	3,378
Proceeds from receivables facility	44	—
Repayment of long-term borrowings, including call premiums	(2,748)	(3,650)
Repayment of receivables facility	(2)	—
Dividends on common stock	(80)	(34)
Repurchases of common stock	—	(150)
Deferred financing costs	(28)	(53)
Other financing, net	(26)	(1)
Net cash provided by (used in) financing activities	249	(510)

Effect of currency translation on cash	—	1

Net increase (decrease) in cash and cash equivalents and restricted cash and cash equivalents	442	(207)
Cash and cash equivalents and restricted cash and cash equivalents at beginning of period	49	367
Cash and cash equivalents and restricted cash and cash equivalents at end of period	$491	$161
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS
(Unaudited)
Adjusted EBITDA

	For the Three Months Ended			For the Nine Months Ended
(in millions)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Net loss	$(113)	$(107)	$(182)	$(520)	$(352)
Interest expense, net	157	187	152	569	466
Income tax benefit	(28)	(28)	(36)	(133)	(82)
Depreciation and intangible asset amortization	473	478	506	1,440	1,503
Amortization of deferred subscriber acquisition costs	25	23	21	70	59
Amortization of deferred subscriber acquisition revenue	(31)	(30)	(28)	(90)	(79)
Share-based compensation expense	26	25	19	75	65
Merger, restructuring, integration and other	(6)	12	10	115	23
Goodwill impairment	—	—	45	—	45
Loss on sale of business	—	1	55	1	55
Loss on extinguishment of debt	49	—	15	115	103
Radio conversion costs, net(1)	13	5	12	24	13
Financing and consent fees(2)	—	—	22	5	23
Foreign currency gains(3)	—	—	—	—	(1)
Acquisition related adjustments(4)	—	—	4	1	17
Other(5)	(1)	(3)	9	(5)	17
Adjusted EBITDA	$564	$563	$624	$1,666	$1,876

Net loss to total revenue ratio	(8.7)%	(8.0)%	(14.0)%	(13.0)%	(9.2)%
Adjusted EBITDA Margin (as percentage of M&S Revenue)	53.9%	54.1%	57.1%	53.2%	57.7%
Note: amounts may not add due to rounding
_______________________
(1) Represents costs, net of any incremental revenue earned, associated with replacing cellular technology used in many of our security systems pursuant to a replacement program.
(2) Represents fees expensed associated with financing transactions.
(3) Represents the conversion of intercompany loans that are denominated in Canadian dollars to U.S. dollars.
(4) Represents amortization of purchase accounting adjustments and compensation arrangements related to acquisitions.
(5) Represents other charges and non-cash items. The three and nine months ended September 30, 2020 include recoveries of $3 million and $7 million, respectively, of notes receivable from a former strategic investment that were previously written-off, $5 million of which is included in the nine months ended September 30, 2019. The three and nine months ended September 30, 2019 include an estimated legal settlement, net of insurance, of $6 million.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)
Free Cash Flow and Adjusted Free Cash Flow

	For the Three Months Ended		For the Nine Months Ended
(in millions)	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Net cash provided by operating activities	$364	$480	$993	$1,459
Net cash used in investing activities	(265)	(369)	(800)	(1,157)
Net cash provided by (used in) financing activities	345	6	249	(510)

Net cash provided by operating activities	$364	$480	$993	$1,459
Dealer generated customer accounts and bulk account purchases	(121)	(181)	(265)	(514)
Subscriber system asset expenditures	(135)	(137)	(273)	(431)
Purchases of property and equipment	(36)	(36)	(112)	(120)
Free Cash Flow	72	127	343	394
Net proceeds from receivables facility	22	—	41	—
Financing and consent fees	—	18	5	19
Restructuring and integration payments	6	1	18	10
Integration related capital expenditures	4	6	15	7
Radio conversion costs, net	11	10	18	13
Other, net(1)	12	5	90	15
Adjusted Free Cash Flow	$127	$167	$532	$459
Note: amounts may not add due to rounding
_______________________
(1) The nine months ended September 30, 2020 included $81 million related to the settlement of a pre-existing relationship in connection with the Defenders acquisition. This was partially offset by $7 million related to the unrealized portion of a $39 million advance payment received for estimated charge-backs in connection with the Defenders acquisition, of which $14 million was realized during the three months ended March 31, 2020, $11 million was realized during the three months ended June 30, 2020, and $7 million was realized during the three months ended September 30, 2020.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)

Net Loss Before Special Items and Diluted Net Loss Per Share Before Special Items

	For the Three Months Ended		For the Nine Months Ended
(in millions, except per share data)	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Net loss	$(113)	$(182)	$(520)	$(352)
Merger, restructuring, integration, and other	(6)	10	115	23
Financing and consent fees(1)	—	22	5	23
Foreign currency gains(2)	—	—	—	(1)
Loss on extinguishment of debt	49	15	115	103
Radio conversion costs, net(3)	13	12	24	13
Share-based compensation expense	26	19	75	65
Interest rate swaps, net(4)	(8)	1	89	9
Acquisition related adjustments(5)	—	4	1	17
Other(6)	(1)	9	(5)	17
Goodwill impairment	—	45	—	45
Loss on sale of business	—	55	1	55
Tax adjustments(7)	(18)	(22)	(80)	(60)
Net loss before special items	$(58)	$(11)	$(181)	$(42)

Weighted-average shares outstanding - diluted:
Common stock	761	740	760	749
Class B common stock	17	—	6	—

Net loss per share - diluted:
Common stock	$(0.15)	$(0.25)	$(0.68)	$(0.47)
Class B common stock	$(0.07)	$—	$(0.44)	$—

Net loss per share before special items - diluted:(8)	$(0.08)	$(0.02)	$(0.24)	$(0.06)
Note: amounts may not add due to rounding
_______________________
(1) Represents fees expensed associated with financing transactions.
(2) Represents the conversion of intercompany loans that are denominated in Canadian dollars to U.S. dollars.
(3) Represents costs, net of any incremental revenue earned, associated with replacing cellular technology used in many of our security systems pursuant to a replacement program.
(4) Primarily represents the change in the fair value of interest rate swaps not designated as hedges.
(5) Represents amortization of purchase accounting adjustments and compensation arrangements related to acquisitions.
(6) Represents other charges and non-cash items. The three and nine months ended September 30, 2020 include recoveries of $3 million and $7 million, respectively, of notes receivable from a former strategic investment that were previously written-off, $5 million of which is included in the nine months ended September 30, 2019. The three and nine months ended September 30, 2019 include an estimated legal settlement, net of insurance, of $6 million.
(7) Represents tax impact on special items.
(8) Represents net loss before special items divided by diluted weighted-average shares outstanding of common stock.